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                                                                  Exhibit (g)(2)


                                 THE GALAXY VIP FUND

                               GLOBAL CUSTODY AGREEMENT
                                   Amendment No. 1


                                                                   March 2, 1998




The Chase Manhattan Bank
Chase Metrotech Center
Brooklyn, NY  11245
Attn:  Global Custody Division

Dear Sirs:

     This letter is to confirm that the undersigned, The Galaxy VIP Fund (the "Trust"), a Massachusetts business trust, has agreed that the Global Custody Agreement ("Agreement") between the Trust and The Chase Manhattan Bank (formerly The Chase Manhattan Bank, N.A.) ("Chase") dated as of November 13, 1992, is herewith amended to provide that Chase shall be the custodian for the Trust's Growth and Income Fund, Small Company Growth Fund, Columbia Real Estate Equity Fund II and Columbia High Yield Fund II on the terms and conditions contained in the Agreement.

     If the foregoing is in accordance with your understanding, will you so indicate by signing and returning to us the enclosed copy thereof.

                              Very truly yours,

                              THE GALAXY VIP FUND



                              By: /s/John T. O'Neill
                                  ------------------------
                                  Name:  John T. O'Neill
                                  Title:  President

Accepted:

THE CHASE MANHATTAN BANK



By: /s/Donna Morrell
    --------------------------
    Name: Donna Morrell
    Title: Managing Director